Exhibit 23.2

We hereby consent to the incorporation by reference in the Registration Statement Nos. 333-192519 and 333-195662 on Form S-3 and Registration Statement No. 333-185612 on Form S-8 of Par Petroleum Corporation of our report dated March 27, 2013 and updated for Note 14 on March 31, 2014, with respect to the consolidated balance sheet of Par Petroleum Corporation and subsidiaries as of December 31, 2012, and the related consolidated statements of operations and comprehensive loss, changes in equity, and cash flows for the period from September 1, 2012 through December 31, 2012 and of our report dated February 28, 2014, with respect to the balance sheet of Piceance Energy, LLC as of December 31, 2013, and the related statements of operations, members’ equity, and cash flows for the year then ended, appearing in the Annual Report on Form 10-K/A of Par Petroleum Corporation for the fiscal year ended December 31, 2013.

/s/ EKS&H LLLP

Denver, Colorado

April 29, 2014